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Exhibit 10.09

* CERTAIN INFORMATION WITHIN THIS EXHIBIT HAS BEEN OMITTED AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SEC. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

EXCLUSIVE PATENT LICENSE AGREEMENT

        THIS EXCLUSIVE PATENT LICENSE AGREEMENT ("Agreement") is entered into as of this 17th day of August 2001 ("Effective Date"), by and between DEXCOM, INC., a California corporation with its principal place of business at 6725 Mesa Ridge Road, Suite 100, San Diego, California, 92121 and any and all of it's Affiliates, collectively ("DexCom"), and SM TECHNOLOGIES, LLC, a Utah corporation with a corporate address at 3190 Chula Vista Circle, Salt Lake City, Utah, 84121 and any and all of it's Affiliates, collectively ("SMTLLC").

RECITALS

        WHEREAS, SMTLLC has discovered and developed certain know-how, methods and processing technologies relating to [*****];

        WHEREAS, SMTLLC is also the exclusive owner of all right, title and interest in certain United States Patents and foreign filings of those patents relating to [*****] compositions and methods for making them, which are listed in;

        WHEREAS, DexCom is in the business of developing and distributing products related to diabetes treatment and management; and

        WHEREAS, SMTLLC is willing to grant to DexCom and DexCom desires to acquire from SMTLLC, an exclusive, worldwide license under the SMTLLC Technology and within the Field of Use, to practice SMTLLC Technology, and to make, have made, use and sell products incorporating such SMTLLC Technology in accordance with the terms hereinafter specified.

        NOW THEREFORE, in consideration of the foregoing and the covenants and premises contained in this Agreement, the parties agree as follows:

1.     DEFINITIONS.

        All definitions below or elsewhere in, this Agreement shall apply to both the single or plural forms, as the context may require. The following terms when used herein shall have the following meanings:

         1.1  General

        1.1.1  "Field of Use" means the field of diabetes treatment and management [*****].

        1.1.2  "Term" shall have the meaning set forth in Section 7.1.

        1.1.3  "Affiliate" means any corporation, company business or entity that directly or indirectly Owns, or is Owned by or is under common Ownership or control with, a party to this Agreement, where "Owns" or "Ownership" means direct or indirect possession of at least 50% of the outstanding voting securities of a corporation or a comparable equity interest in any other type of entity.

        1.1.4  "Third Party" shall mean any person or entity other than DexCom, SMTLLC, and their respective Affiliates.

        1.1.5  "Confidential Information" means the specific terms or conditions of this Agreement; further it shall mean any information either party receives from the other party that is designated in writing as "Proprietary" or "Confidential," whether documentary, oral, or, if demonstrative is designated in writing by the disclosing party within three (3) months following disclosure as "Proprietary" or "Confidential" including all oral, written, or electronically transmitted technical, business, financial, customer or other information, including without limitation, trade secrets, patents, techniques, know-how, processes, algorithms, software programs, or information related to current, future or proposed products, services, or clients, information concerning research, development, employees, marketing or business plans or information regarding Third Parties, which is identified by the Disclosing Party prior to disclosure as being confidential or proprietary.

        1.1.6  "Invention" means any discovery, improvement or invention whether or not patentable, and all related know-how, designs, formulae, processes, manufacturing techniques, trade secrets, ideas, or other copyrightable or patentable works.

        1.1.7  "Intellectual Property Rights" means any and all patents, patent applications, patent registrations, business processes, data rights, copyrights, trade names, trademarks, trade secrets, know-how, or any other intellectual property right, whether registered or unregistered, arising or enforceable under U.S. law or the law of any other jurisdiction or international treaty regime.

        1.1.8  "Valid Claim" shall mean a claim of an issued patent contained in the SMTLLC Patents, which claim has not lapsed, been canceled, or become abandoned and which claim has not been declared invalid by an unreversed decision or judgment of a court of competent jurisdiction from which no appeal has been or can be taken, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer.

        1.1.9  "Sold," "Sale," or "Sell" means sold, leased or otherwise transferred or put into use; a sale shall be deemed to have occurred upon shipment, use or invoicing, whichever shall occur first. Notwithstanding the foregoing, a transfer of a Licensed Product or a Reportable Product to a Third Party without consideration in connection with the development, testing, marketing, sampling, or promotion of such Licensed Product or Reportable Product shall not be deemed a Sale.

      1.1.10  "Applicable Laws" means any laws, rules, regulations, guidelines or guidance documents applicable to the manufacture of [*****]® Material, including cGMPs of the U.S. Federal Food and Drug Administration and the European Union, any applicable environmental, health and safety laws relating to the manufacture of [*****]® Material, and any other laws, regulations or guidelines applicable to the performance of this Agreement.

      1.1.11  "cGMPs" means the current good manufacturing practices and quality systems regulations promulgated by Regulatory Authorities, as amended from time to time.

      1.1.12  "CMC" means the chemistry, manufacturing and controls section(s) and data in a Regulatory Approval which specifies part or all of the following: the chemical composition of [*****]® Material, its components and the control and manufacturing process for [*****]® Material, including any references to MAFs.

      1.1.13  "MAF" means the set of documents referred to in Applicable Laws as "Master File for Devices", to be filed with the U.S. Food and Drug Administration, and any applicable European equivalent, as updated from time to time, which is required for some portion of the manufacture and testing of [*****]® Material for clinical use and commercial sale.

      1.1.14  "Regulatory Approvals" means all marketing and production approvals, and all other permits required for manufacturing and selling the [*****]® Material in a particular country.

      1.1.15  "Regulatory Authority" means the competent government regulatory authority responsible for granting the Regulatory Approvals in the applicable country or jurisdiction.

         1.2  Products and Patents

        1.2.1  "Licensed Products" means any implantable glucose sensing device and associated interfaces (e.g., tissue attachment interface and/or bio sensing interface), developed, manufactured or sold by DexCom, its Affiliates or sublicensees, for use within the Field, which: (a) when used, made, practiced or sold would, but for the license granted DexCom pursuant to this Agreement, constitute an infringement of a Valid Claim of any issued patent contained in the SMTLLC Patents, (b) involves the use or practice of any process or other Invention that constitutes SMTLLC Know-How or SMTLLC Improvements. In the case of combination products or "bundled" products involving multiple components, Licensed Products shall mean only those components of such combination or bundled products with respect to which the manufacture, use, sale, offer for sale or import of such components would, but for the license granted hereunder by SMTLLC to DexCom, infringe a Valid Claim.

        1.2.2  "Reportable Products" means any products, excluding Licensed Products, developed, manufactured or sold by DexCom, its Affiliates or sublicensees, for use within the Field, which: (a) when used, made, practiced or sold would, but for the license granted DexCom pursuant to this Agreement, constitute an infringement of a Valid Claim of any issued patent contained in the SMTLLC Patents in the countries in which such use, manufacture or sale occurs; and (b) involves the use or practice of any process or other Invention that constitutes SMTLLC Know-How or SMTLLC Improvements. In the case of combination products or "bundled" products involving multiple components, Reportable Products shall mean only those components of such combination or bundled products with respect to which the manufacture, use, sale, offer for sale or import of such components would, but for the license granted hereunder by SMTLLC to DexCom, infringe a Valid Claim.

         1.3  SMTLLC Technology

        1.3.1  "SMTLLC Technology" means the SMTLLC Patents and/or the SMTLLC Know-How.

        1.3.2  "Licensed Patents" shall mean:

      (a)
      United States Patent [*****], issued [*****], entitled [*****] and

      (b)
      United States Patent [*****], issued [*****], entitled [*****] and

      (c)
      United States Patent [*****], issued [*****], entitled [*****] and

      (d)
      United States Patent [*****], issued [*****], entitled [*****] and

      (e)
      United States Patent [*****], issued [*****], entitled [*****] and

      (f)
      United States Patent [*****], issued [*****], entitled [*****] and

      (g)
      United States Patent [*****], issued [*****], entitled [*****] and

      (h)
      United States Patent [*****], issued [*****], entitled [*****] and

      (i)
      United States Patent [*****], issued [*****], entitled [*****].

        1.3.3  "SMTLLC Patents" means: (i) the Licensed Patents listed in 1.3.2 above and any and all patents issuing therefrom or from any patent applications directly related to such Licensed Patents ("Licensed Applications"), such Licensed Applications including any patent applications to which such Licensed Patents claim priority; (ii) any patents that issue at any time from patent applications filed before or after the Effective Date directly relating and/or that claim priority to any of the Licensed Patents or Licensed Applications. "Licensed Patents" or "patents" as used herein shall include, without limitation, all substitutions, extensions, reissues, renewals, divisions, continuations, continuations-in-part, foreign counterpart patents, and inventors' certificates of the aforementioned.

        1.3.4  "SMTLLC Know-How" means all knowledge, know-how, trade secrets, manufacturing methods, and proprietary information owned by or under the control of SMTLLC (with the right to license or sublicense), which is: (i) not covered by the SMTLLC Patents but is necessary or useful for the commercial exploitation of the subject matter of the SMTLLC Patents or the [*****]® Material; (ii) not generally publicly known. Know-how will be described in manufacturing process documentation which is provided to DexCom by SMTLLC and confirmed in writing by DexCom as received from SMTLLC and constituting SMTLLC Know-How.

        1.3.5  "SMTLLC Improvements" means any Improvement that SMTLLC makes, conceives or otherwise acquires during the Term of the Agreement, specifically related to the SMTLLC Patents.

         1.4  "[*****]® Material" means any [*****] (including, without limitation) the [*****] [*****]®, and/or [*****] and any [*****] sheet(s) described in the SMTLLC Patents or SMTLLC Know-How, or manufactured by DexCom or SMTLLC under this Agreement as of the Effective Date.

         1.5  "Improvements" means any Inventions or know-how conceived, reduced to practice or (in the case of unpatentable Inventions) made by one party, whether solely or jointly with a Third Party, relating to the function, composition or production of the [*****]® Material or any other materials described in the SMTLLC Patents or SMTLLC Know-How.

         1.6  "Sublicensing Revenues" means the gross revenues actually received by DexCom from its sublicensees and allocable to the sublicensing of the SMTLLC Patents. Sublicensing Revenues excludes specifically any amounts received by DexCom from a sublicensee: (i) as research and development funding or support payments; (ii) for the purchase of an equity interest in DexCom; (iii) as a loan to DexCom; or (iv) any advanced royalty payments, options or other payments to DexCom that are refundable to such sublicensee (collectively, "Refundable Payments"), but only until such time as such Refundable Payments become non-refundable. For the avoidance of doubt, Sublicensing Revenues shall not be deemed to include any amounts payable to DexCom in connection with DexCom's exercise of its "have made" rights pursuant to Section 2.1.

2.     LICENSE AND OPTION.

         2.1  Technology License. On the terms and conditions set forth in this Agreement, SMTLLC hereby grants to DexCom an exclusive (even as to SMTLLC), worldwide, royalty-bearing license, with the right to assign and grant sublicenses, under the SMTLLC Technology, to make or have made for its own use or use by others, offer for sale, sell or import, lease and/or otherwise commercialize any and all Licensed Products and/or Reportable Products within the Field of Use.

         2.2  Know-How License. SMTLLC hereby grants to DexCom an exclusive (except as to SMTLLC), fully-paid, royalty-bearing, worldwide license to use the SMTLLC Know-How to make or have made the [*****]® Material and incorporate the [*****]® Material into Licensed Products and/or Reportable Products within its Field of Use.

         2.3  SMTLLC Improvements. During the Term, SMTLLC and it's Affiliates shall promptly disclose to DexCom in writing any Improvements related directly to the SMTLLC Technology. Subject to DexCom's ownership of DexCom Improvements (defined below), SMTLLC shall retain sole and exclusive ownership of any SMTLLC Improvements made solely and exclusively by SMTLLC including, without limitation, all Intellectual Property Rights therein. During the Term, any SMTLLC Improvements described in any patent application shall be offered to DexCom for a one time fee of [*****] plus a [*****] a year maintenance fee with respect to each original such patent application describing one or more of such SMTLLC Improvements and shall automatically be included in the SMTLLC Technology licensed "to DexCom under this Agreement, and any patent application or issued patent describing or claiming such SMTLLC Improvement shall automatically be included within the SMTLLC Patents licensed to DexCom under this Agreement within its Field of Use without any additional payment or compensation to SMTLLC. In addition, any SMTLLC Improvements not described in any patent application(s) shall automatically be deemed to be included in the SMTLLC Technology licensed to DexCom under this Agreement without any additional payment or compensation to SMTLLC.

         2.4  DexCom Improvements. During the Term, DexCom shall promptly disclose to SMTLLC in writing any Improvement to SMTLLC Technology that DexCom makes, conceives or otherwise acquires (collectively, "DexCom Improvements"). DexCom shall retain sole and exclusive ownership of any and all Improvements created during the Term including, without limitation, all Intellectual Property Rights therein.

         2.5  License Back. DexCom shall grant SMTLLC a non-exclusive, royalty-bearing, worldwide license, with the right to assign and grant sublicenses, to make, have made for its own use or use by others, offer for sale, sell or import any DexCom Improvements only outside the Field. There will be a one-time fee of [*****] plus a [*****] per year maintenance fee for each patent or patent application licensed back to SMTLLC pursuant to this Section 2.4 which describes or claims or more such DexCom Improvements ("DexCom Improvement Patents"). In addition, SMTLLC shall pay to DexCom a royalty with respect to any products Sold by SMTLLC which would infringe a claim of any DexCom Improvement Patent ("SMTLLC Products") at the same rate as would be paid by DexCom pursuant to Section 4.2.1 with respect to Sales of Licensed Products ("SMTLLC Product Royalty"), calculated as a ratio equivalent to the Running Royalty for DexCom (Section 4.2.1) divided by [*****] for a DexCom Licensed or Reportable Product for that same quarter.

3.     PATENT PROSECUTION AND ENFORCEMENT.

         3.1  Expenses. During the Term of the Agreement, SMTLLC shall pay for the actual expenses related to maintenance of SMTLLC Patents and DexCom shall pay for the actual expenses related to maintenance of DexCom Improvement Patents.

         3.2  Infringement by Third Parties.

        3.2.1  Notice of Third Party Infringement. If DexCom becomes aware that any goods made, used, sold, offered for sale or imported into any country by another, not party to this Agreement, which DexCom reasonably believes infringes any Valid Claim of the SMTLLC Patents, DexCom shall promptly notify SMTLLC in writing describing the facts relating thereto in reasonable detail. If SMTLLC becomes aware that any goods made, used, sold, offered for sale or imported into any country by another, not party to this Agreement, which SMTLLC reasonably believes infringes any Valid Claim of the SMTLLC Patents, SMTLLC shall promptly notify DexCom in writing describing the facts related thereto in reasonable detail.

        3.2.2  Right to Sue. If any third party shall, in the reasonable opinion of DexCom, which may be contested by SMTLLC pursuant to the Arbitration provision herein, infringe any of the SMTLLC Patents within the Field of Use, the right of each party to sue for such infringement shall be determined based on the proportion of royalties paid by DexCom to SMTLLC to the total royalties paid by all licensees of the infringed SMTLLC Patent. If royalties paid by DexCom constitute [*****] or more of the total royalties paid by all licensees of the infringed SMTLLC Patent, then DexCom shall have the sole right, but not the obligation, to bring an action or reach an agreement, at its expense, to prevent any infringement of the SMTLLC Patents within the Field of Use. If royalties paid by DexCom constitute at least [*****], but less than [*****], of the total royalties paid by all licensees of the infringed SMTLLC Patent, then SMTLLC shall have initial right to bring an action or reach an agreement, at its expense, to prevent any infringement of the SMTLLC Patents within the Field of Use, and should SMTLLC not take appropriate and diligent action to prevent any infringement of SMTLLC Patents, then DexCom shall have the right to bring an action or reach an agreement consistent with this Agreement, at its expense, to prevent any infringement of the SMTLLC Patents within the Field of Use. If royalties paid by DexCom constitute less than [*****] of the total royalties paid by all licensees of the infringed SMTLLC Patent, then SMTLLC shall have sole right to bring an action or reach an agreement, at its expense, to prevent any infringement of the SMTLLC Patents. If SMTLLC should not take appropriate and diligent action or reach an agreement at its expense to prevent any infringement of the Licensed Products within the Field of Use, DexCom's Running Royalty will be reduced to [*****] of the rate as determined in Section 4.2.1; provided, however, that SMTLLC shall have the right within its sole discretion, which may be unreasonably withheld, to promptly offer in writing to allow DexCom to bring a suit to prevent infringement of any of the SMTLLC Patents within the Field of Use and such written offer shall prevent reduction of the rate of the Running Royalty regardless whether DexCom chooses to bring such a suit. In connection with any suit brought by DexCom under this Section 3.2.2, DexCom may cause SMTLLC to be joined as a party Plaintiff in such action, and SMTLLC agrees to be so joined, at DexCom's expense. If not joined, SMTLLC shall have the right to appear and represent its own interests in such action at its own expense. If SMTLLC is not joined and does not appear on its own behalf, DexCom shall nevertheless have an obligation to keep SMTLLC advised regarding the proceedings. In connection with any suit brought by DexCom under this section, employees of SMTLLC and any Affiliates shall execute all papers necessary or desirable to effect formal requirements, and shall testify, provide statements, or produce documents, whenever reasonably requested so to do by DexCom. DexCom agrees to reimburse SMTLLC for all reasonable expenses related to activities requested by DexCom.

        3.2.3  Infringement of Third Party Patents. In the event that DexCom becomes aware that the Sale of a Licensed Product would, in the reasonable opinion of DexCom's patent counsel, infringe a valid patent right of a third party (excluding any Affiliate of DexCom) because of practicing one or more of the claimed inventions of the SMTLLC Patents, DexCom will first use reasonable efforts to redesign such Licensed Product to avoid such infringement. If such redesign is impossible or unreasonable such that DexCom is required to pay royalties to such third party ("Other Royalties") in order to offer such Licensed Product in commerce, the royalties payable by DexCom pursuant to Section 4.2 and 4.3 of this Agreement may be reduced by up to [*****] to offset payments by DexCom of Other Royalties, but in no event will the royalties payable by DexCom to SMTLLC be reduced by more than [*****] of the royalties otherwise due to SMTLLC for such Licensed Product.

        3.2.4  Right to Defend. SMTLLC shall give prompt written notice to DexCom if, during the term of the License, SMTLLC becomes aware of any claim that any Licensed Product infringes a patent of a third party by reason of practicing one or more claims of.an SMTLLC Patent. DexCom shall have the right, but not the obligation, to defend any suit brought by a third party for patent infringement, to bring a declaratory judgment action or reach an agreement, at its expense, to defend against any such claim of infringement; provided however, that SMTLLC shall be fully apprised of all aspects of DexCom's defense if DexCom wishes to assert any right to decreased royalties to SMTLLC in the event of an adverse judgment coupled with DexCom taking a license from the third party in order to continue to practice the features of the claims of the SMTLLC Patents involved in the infringement claim. If required by law and paid for by DexCom, DexCom may cause SMTLLC to be joined as a party Plaintiff in such action, and SMTLLC agrees to be so joined. In connection with any such suit, employees of SMTLLC and any affiliates shall execute all papers necessary or desirable to effect formal requirements, and shall testify, provide statements, or produce documents, whenever reasonably requested so to do by DexCom, although DexCom shall reimburse SMTLLC for all expenses related to activities requested by DexCom. SMTLLC shall have the right to appear on its own behalf in any such suit, at its own expense.

4.     ROYALTIES; RIGHT OF ACCOUNTING.

         4.1  Minimum Advance Royalty. During each year of the Term, DexCom will pay SMTLLC a minimum annual advance royalty ("Minimum Royalty") in the amounts below:

Year	Amount
2001	[*****]
2002	[*****]
2003	[*****]
2004	[*****]
2005	[*****]
Each year thereafter	[*****]

         4.2  Licensed Products Royalty.

        4.2.1  Running Royalty. In consideration for the license grant in Section 2.1, DexCom shall pay SMTLLC a running royalty of twelve dollars (($12.00) per unit of Licensed Products Sold by DexCom and its sublicensees during the Term, to increase by 3% per year beginning [*****] months following commercialization of DexCom's first product utilizing SMTLLC Technology ("Running Royalty"). It is anticipated that commercialization will occur by the end of [*****]. For the avoidance of doubt, this Running Royalty shall apply to all Licensed Products Sold by DexCom worldwide.

        4.2.2  Reportable Products Royalty. As of the Effective Date, the parties mutually recognize that they do not possess sufficient marketing and cost data relating to the type of Reportable Products likely to be produced for sale in order to be able to fix commercially realistic royalty rates. Accordingly, the parties agree that the eventual royalty rate for Sales of Reportable Products by DexCom or its sublicensees during the Term shall not exceed [*****] per unit. For the avoidance of doubt, this royalty shall apply to all Reportable Products Sold by DexCom worldwide.

         4.3  Time of Payment. The Minimum Royalty shall be paid quarterly on January 1, April 1, July 1, and October 1 of each year, provided that, payment for the first two quarters of 2001 shall be made on the Effective Date. During each calendar quarter of the Term, the royalties arising under Section 4.1, 4.2 and 4.3 (collectively, "Quarterly Royalty") shall be paid by DexCom to SMTLLC within forty-five (45) days after the end of each such calendar quarter. Prior to making payment to SMTLLC in connection with any Quarterly Royalty, DexCom shall first compute an adjusted Quarterly Royalty by deducting the amount of the Minimum Royalty paid for the applicable calendar quarter from such Quarterly Royalty. DexCom's payment obligation to SMTLLC for such calendar quarter shall then be only be the positive amount, if any, of the adjusted Quarterly Royalty.

         4.4  Reports. Within forty-five (45) calendar days after the close of each calendar quarter during the Term, DexCom will remit payment of the Quarterly Royalty due to the bank account designated by SMTLLC and DexCom shall furnish SMTLLC a written report providing: (a) all Sales of Licensed Products during the preceding calendar quarter; (b) if applicable, all Sales of Reportable Products during the preceding calendar quarter; (c) the amount of royalties due for the preceding calendar quarter pursuant to the provisions hereof; and (d) all Sublicensing Revenues received during the preceding calendar quarter. A report shall be submitted for each quarter even in the absence of any Sales made, Sublicensing Revenues received, and/or Quarterly Royalties due in such quarter. The correctness and completeness of each such report shall be attested to in writing by the responsible financial officer of DexCom or by DexCom's external auditor. With respect to royalties due from sublicenses, attestation by DexCom may be that it has obtained from sublicensees' attestations complying with the preceding sentence.

         4.5  Audit of DexCom. DexCom will keep, and will cause its licensees and sublicensees to keep, complete and accurate books of account in accordance with generally acceptable accounting principles pertaining to the sale of Licensed Products and Reportable Products in sufficient detail to permit SMTLLC to confirm the accuracy of calculations of all payments hereunder. Such records will be maintained for a two (2) year period following the year in which any such payments were made. No more frequently than on an annual basis, DexCom will permit an independent audit of its relevant financial and other records by SMTLLC for the sole purpose of verifying the accuracy of any and all payments and reports required by this Agreement. Such audit shall be requested with reasonable prior written notice, conducted during normal business hours, and situated on the premises of DexCom. The audit must be conducted in strict confidence and by an independent auditor reasonably acceptable to DexCom. The inspection of records shall be at SMTLLC's sole cost unless the inspector concludes that royalties reported by DexCom for the period being audited are understated by five percent (5%) or more from actual royalties, in which case the reasonable cost of such inspection shall be paid by DexCom.

         4.6  Invalid or expired SMTLLC's Patents. The Running Royalty shall be reduced by [*****] each time that any of the eight (8) SMTLLC Patents listed in Section 1.3.2 (a)-(h) expires or is held to be unenforceable. At the time when the eight SMTLLC Patents hereto expire or are held to be unenforceable, DexCom shall continue to pay [*****] of the Running Royalty for the license to the SMTLLC Know-how granted to DexCom by SMTLLC pursuant to Section 2.2.

         4.7  Third Party Technology. If DexCom makes payment greater than [*****] of the applicable [*****] Selling Price of a Reportable Product or the Sale price of a Licensed Product, to one or more Third Parties under patents, patent applications or know-how which DexCom reasonably believes in any way relates to the particular Reportable Product or Licensed Product or the use thereof, and if the total royalty which DexCom is obligated to pay to all such Third Parties and to SMTLLC ("Aggregate Royalty") with respect to each such Reportable Product or Licensed Product exceeds the Running Royalty as defined in section 4.2.1, the royalties otherwise owed by DexCom pursuant to Section 4.1 and 4.3 shall be subject to reduction. Such reduction shall be equal to that portion of the Aggregate Royalty which is in excess of the Running Royalty. Notwithstanding the foregoing, in no event shall the amount owed by DexCom pursuant to Section 4.1 and 4.3 be reduced in accordance with this Section 4.9 to less than [*****] for any such Reportable Product or Licensed Product. Such reduction shall be subject to receipt by SMTLLC from DexCom of adequate evidence of DexCom's royalty obligation to such Third Parties, including where possible the identity of such Third Parties. SMTLLC shall treat all such information presented to SMTLLC under this Section 4.9 as confidential subject to the provisions of Section 5 below.

         4.8  SMTLLC Product Royalty. SMTLLC shall pay the SMTLLC Product Royalty (Section 2.4) on a quarterly basis and accompanied by a written report providing pertinent details of all Sales of SMTLLC Products during the quarter. The correctness and completeness of each such report shall be attested to in writing by the responsible financial officer of SMTLLC or by SMTLLC's external auditor. With respect to royalties due from sublicenses, attestation by SMTLLC may be that it has obtained from sublicensees' attestations complying with the preceding sentence.

         4.9  Audit of SMTLLC. SMTLLC will keep, and will cause its sublicensees to keep, complete and accurate books of account in accordance with generally acceptable accounting principles pertaining to the sale of SMTLLC Products in sufficient detail to permit DexCom to confirm the accuracy of calculations of all payments under Section 4.10. Such records will be maintained for a two (2) year period following the year in which any such payments were made. No more frequently than on an annual basis, SMTLLC will permit an independent audit of its relevant financial and other records by DexCom for the sole purpose of verifying the accuracy of any and all payments and reports required by this Agreement. Such audit shall be requested with reasonable prior written notice, conducted during normal business hours, and situated on the premises of SMTLLC. The audit must be conducted in strict confidence and by an independent auditor reasonably acceptable to SMTLLC. The inspection of records shall be at DexCom's sole cost unless the inspector concludes that royalties reported by SMTLLC for the period being audited are understated by five percent (5%) or more from actual royalties, in which case the reasonable cost of such inspection shall be paid by SMTLLC.

5.     CONFIDENTIALITY.

         5.1  Non-Disclosure. Each party receiving Confidential Information ("Recipient") from the other party ("Disclosing Party") acknowledges that the Confidential Information constitutes valuable trade secrets of the Disclosing Party and that the Disclosing Party or its licensors owns all rights, title, interest and Intellectual Property Rights therein. Recipient shall not use any Confidential Information for any purpose whatsoever, whether for its own benefit or the benefit of any Third Party, other than as contemplated in this Agreement. Recipient shall only allow access to the Confidential Information on a need-to-know basis to its employees who previously contractually agree to abide by the restrictions herein (collectively, "Authorized Personnel"). Any breach by any Authorized Personnel of their obligations under such confidentiality agreements shall also constitute a breach by Recipient under this Agreement. Recipient shall promptly notify the Disclosing Party in writing in the event of any loss or unauthorized disclosure of Confidential Information, or other breach of this Section 5.

         5.2  Standards of Care. Each party shall use at least the same degree of care to avoid inadvertent disclosure or unauthorized use of the other party's Confidential Information which it employs with respect to it own proprietary or confidential information which it does not wish to have disseminated, published or disclosed, but in no event less than a reasonable degree of care.

         5.3  Exceptions. The obligations of the parties hereunder shall not apply to any Confidential Information which Recipient can demonstrate:

           (a)  is now, or hereafter becomes, through no act or failure to act on the part of the Recipient party or Affiliated company the recipient party, in the public domain;

           (b)  is known by the Recipient party or any Affiliated company of the Recipient party prior to receiving such Information;

           (c)  is independently developed by the Recipient party or Affiliated company of the Recipient party without use of or reference to the Confidential Information; or

           (d)  is received from a Third Party without breach of the restrictions contained in this Agreement

           (e)  is the subject of a prior written permission to disclose provided by the Disclosing Party.

            (f)  is transmitted after the Term of this Agreement.

        5.3.1  The burden of proof for situations (a), (b), (c) and (d) of Section 5.3 shall rest upon the receiving party and shall require clear and convincing evidence.

        5.3.2  If knowledge of Confidential Information is obtained through (a), (b), (c), and/or (d) of Section 5.3, the Recipient will make known to the Disclosing Party that the Recipient has obtained the Confidential Information elsewhere, and may not reveal to any Third Party that the Disclosing Party also knows this information, or that there is a relationship between the Recipient and the Disclosing Party, without prior written permission of the Disclosing Party.

         5.4  Notwithstanding any other provision of this Agreement, disclosure of Confidential Information shall not be precluded if such disclosure: (a) is in response to a valid order of a court or other governmental body, provided, however, that the responding party shall first have given notice to the other party hereto in order that such other party may obtain a protective order requiring that the Confidential Information so disclosed be used only for the purpose for which the order was issued and the responding party uses reasonable efforts to have such information treated as confidential and under seal; (b) is necessary in filing or prosecuting patent applications; (c) is otherwise required by law; or (d) is otherwise necessary to establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary. Compulsory disclosure to a court or governmental agency shall not act to relieve the party subject to the compulsory disclosure from any obligation to avoid further disclosure of any Confidential Information subject to such compulsory disclosure.

6.     ASSISTANCE.

         6.1  Technical Assistance Provided by SMTLLC. During the Term, upon written request from DexCom, SMTLLC shall provide, at [*****], reasonable amounts of technical assistance in response to DexCom's questions or difficulties related to the SMTLLC Technology.

        6.1.1  Such technical assistance shall be provided by SMTLLC at DexCom's facility in San Diego or other specified location for up to a total of twenty (20) days per calendar year for two years starting January 2001, during the technology transfer period. DexCom shall reimburse SMTLLC for its reasonable coach class travel and living expenses for technical assistance rendered at DexCom's facility in San Diego, California, or any other location outside of SMTLLC's facility. SMTLLC shall submit receipts to DexCom for all such expenses and DexCom will provide reimbursement for such expenses within thirty (30) days of delivery thereof

             (a)  SMTLLC shall provide reasonable assistance and cooperation to DexCom in relation to any regulatory filings made, or approvals sought, by DexCom.

             (b)  SMTLLC shall provide access to SMTLLC's MAF relating to the [*****]® Material, under the FDA procedures for MAF's on subject matters.

             (c)  SMTLLC will reasonably assist DexCom with its establishment and implementation of processes for independent manufacture of the [*****]® Material.

             (d)  If DexCom requests, or if SMTLLC determines that specific data obtained by one SMT licensee may be of value to another licensee, then SMTLLC will first confidentially see if both parties may be willing to be introduced. Only after bilateral agreement to this introduction will SMTLLC provide the names of the Licensee and the contact person to initiate their independent negotiations for that data.

             (e)  For SMTLLC consultation services unrelated to the SMTLLC Technology, the parties shall in good faith negotiate a separate consultation agreement.

              (f)  For [*****] manufacturing services, the parties shall in good faith negotiate a separate agreement, as necessary, where the following parameters have been identified and agreed upon by both parties:

                (i)  Manufacturing. Establishing traceable manufacturing for material used in animal and human studies. DexCom shall assist [*****] in establishing parameters of control for manufacturing [*****]®, including:

                 (1)  Raw material sourcing

                 (2)  Quality control specifications

                 (3)  Manufacturing documentation

               (ii)  Manufacturing Changes. [*****] agrees to advise DexCom of any proposed material, manufacturing site, process or specification changes, or any process or specification deviations occurring during the manufacturing of [*****]® Material, and that all such changes must be approved by DexCom in writing prior to their implementation by [*****].

             (iii)  Interim Sales. Until DexCom is able to become fully operational with regard to manufacturing the [*****]® Material, agrees to sell [*****]'s [*****]® to DexCom at a cost of [*****] per square inch to DexCom's specifications manufactured with [*****]. [*****] shall deliver the [*****]® using an insured overnight shipping service to DexCom's facility in San Diego, California or other location specified by DexCom. [*****] agrees to continue to provide material to DexCom for up to [*****] after the Effective Date of this Agreement.

              (iv)  Factory Audit. [*****] shall permit DexCom to inspect [*****] [*****]® [*****] manufacturing facilities to the extent required by applicable law, rule or regulation. Such inspection shall be requested with reasonable prior written notice, conducted during normal business hours, and be at the sole expense of DexCom.

               (v)  Indemnification for Product Liability by DexCom. DexCom shall indemnify hold harmless and defend [*****] its Affiliates, employees, officers, directors and agents, from any and all against any and all claims, suits, losses, damages, costs, fees expenses (including, without limitation, reasonable attorneys' fees), demands, actions and causes of action resulting from or arising out of DexCom's practice or use of the [*****] Technology, manufacture of the [*****]® Material or implantation or removal of the Licensed Products or the Reportable Products, for the death or bodily injury incurred by or rendered against [*****] arising from the testing or use of an Licensed Product or Reportable Products by DexCom, provided that [*****] shall give notice as soon as practical of any claims, demands, actions and causes of action against [*****] for which DexCom may be obliged to indemnify hold harmless and defend [*****] and that [*****] shall have the right to participate in any compromise, settlement and defense thereof.

         6.2  Technical Assistance Provided by DexCom. During the Term, DexCom shall make available to SMTLLC certain technical data specifically related to the performance of [*****]® Technology including:

        6.2.1  Such technical assistance shall be provided by DexCom at DexCom's facility in San Diego and any expense relating to that transfer of data will be borne by SMTLLC, if SMTLLC requested transfer of the data.

             (a)  Summary technical data about specific performance or comparative [*****]® materials regarding physiologic sensor testing, will be provided visually and verbally to SMTLLC, but not necessarily reduced into written form. This data is to fall strictly under the Non-Disclosure provisions of this Agreement and is only to be used by SMTLLC for understanding and optimizing the performance of [*****]® Technology products outside the Field of Use, and without ever referencing the data, how the data was obtained, or from whom the data was obtained.

             (b)  Data not related to physiologic sensor testing, such as tissue biocompatability, tissue toxicity testing, short or long-term animal testing, tissue-[*****]® material peel testing, histology, bacterial bioburden of [*****] parts, which is obtained as part of DexCom's regulatory and developmental processes, will be provided to SMTLLC visually and verbally, as it becomes available. It is agreed by DexCom, that this data will be placed confidentially into SMTLLC's and/or [*****]'s MAF. In addition, this data will be generally summarized into a form that may be used in the Table of Contents listing and Subject Matter Listings, for the SMTLLC and/or the [*****] MAF.

             (c)  Data that is obtained by DexCom and publicly published that is specifically related to the performance of [*****]® Material in animals and humans will be provided to SMT and [*****] and can thereafter be placed into the SMTLLC and/or [*****] MAF.

7.     TERM AND TERMINATION.

         7.1  Term. The term of this Agreement will begin on the Effective Date and will continue until the expiration of the last to expire of the SMTLLC Patents, unless sooner terminated pursuant to Section 7.2 or 7.3 ("Term").

         7.2  Termination by DexCom.

        7.2.1  For Convenience. DexCom will have the right to terminate this Agreement, for any reason or no reason, upon six (6) months prior written notice. In the event of such termination, DexCom will pay SMTLLC all accrued payments due SMTLLC through the termination date.

        7.2.2  For Cause. DexCom will have the right to terminate this Agreement, in addition to pursuing any remedies available under law or in equity, upon thirty (30) days prior written notice to SMTLLC if SMTLLC is in breach of this Agreement unless SMTLLC cures the breach before expiration of the thirty (30) day period (unless any such breach is not curable within thirty (30) days and SMTLLC is proceeding forward to use diligent and continuing efforts to pure such breach); provided, however, in the event of any such breach for which DexCom elects not to terminate this Agreement, DexCom may elect to continue this Agreement while pursuing its legal remedies, including the receipt of damages related to such breach.

         7.3  Termination by SMTLLC. SMTLLC will have the right to terminate this Agreement, in addition to pursuing any remedies available under law or in equity, upon thirty (30) days prior written notice to DexCom if DexCom is in breach of this Agreement (unless any such breach is not curable within thirty (30) days and DexCom is proceeding forward to use diligent and continuing efforts to cure such breach). Notwithstanding the foregoing, in the event of nonpayment of any amounts due hereunder, the time frames set forth above shall be reduced to thirty (30) days after written notice to DexCom, provided, however, that such time shall be extended during any such period in which DexCom is attempting to resolve any dispute over the payment obligation or amount in good faith. In the event of a dispute resulting in Arbitration or Litigation, such a dispute does not relieve DexCom of continued payments due under this Agreement.

         7.4  Effect of Termination or Expiration.

        7.4.1  Upon the expiration of this Agreement, or the termination of this Agreement by DexCom under Section 7.2.1 or by SMTLLC under Section 7.3, any licenses granted to SMTLLC pursuant to Section 2.4 shall continue, all licenses granted to DexCom hereunder shall be immediately terminated. DexCom shall return to SMTLLC all embodiments of the SMTLLC Technology, and all payment obligations hereunder, except those incurred before the effective date of expiration or termination, shall cease. Upon termination of this Agreement by DexCom under Section 7.2.1 or by SMTLLC under Section 7.3, any sublicensee of DexCom shall automatically become a direct licensee of SMTLLC with respect to the rights originally sublicensed to it by DexCom under the SMTLLC Patents, provided such sublicensee did not cause the termination of this Agreement, and such sublicensee agrees to comply with all of the terms of this Agreement and assume the responsibilities of DexCom hereunder.

        7.4.2  Upon termination of this Agreement by DexCom under Section 7.2.2, for breach by SMTLLC of Representations and Warranties (Section 9.1, 9.2.2), DexCom shall have a worldwide, paid-up, royalty-free, perpetual and non-exclusive license under the SMTLLC Technology to make, have made, use, sell, and import Licensed Products and Reportable Products. In addition, SMTLLC shall return any and all Confidential Information of DexCom in its possession at the time of termination. If, prior to such termination, DexCom has exercised its option under Section 2.3, then the license granted in the preceding sentence shall extend to Future Products.

        7.4.3  Upon the termination or expiration of this Agreement for any reason other than under Section 7.2.2, each party shall return any and all Confidential Information of the other party in its possession at the time of such termination or expiration. Termination or expiration of this Agreement shall not relieve the parties of any obligation accruing prior to such termination or expiration.

         7.5  Disposition of Products on Hand upon Termination or Expiration. Upon termination of this Agreement by DexCom under Section 7.2.1 or by SMTLLC under Section 7.3, DexCom shall have the privilege of disposing of all previously made or partially made Licensed Products and Reportable Products, but no more, within a period of one hundred eighty (180) days following the effective date of termination, provided, however, that the sale of such Licensed Products and Reportable Products shall be subject to the terms of this Agreement including, but not limited to, the payment of royalties; and SMTLLC shall have the privilege of disposing of all previously made or partially made SMTLLC Products, but no more, until all such SMTLLC Products are disposed of, within a period of one hundred eighty (180) days following the effective date of termination, provided, however, that the sale of such Products shall be subject to the terms of this Agreement including, but not limited to, the payment of royalties.

8.     INDEMNITY.

         8.1  By SMTLLC. SMTLLC shall indemnify, hold harmless and defend DexCom, its Affiliates, employees, officers, directors and agents, from and against any and all claims, suits, losses, damages, costs, fees and expenses (including, without limitation, reasonable attorneys' fees) resulting from or arising out of Third Party claims resulting from or arising out of an SMTLLC breach of any of its warranties contained in Section 9.1; provided, however, that SMTLLC shall have no indemnification obligation for claims resulting from the unauthorized practice of the SMTLLC Technology.

         8.2  Procedures. The party seeking indemnification hereunder (the "Indemnified Party") shall: (i) promptly notify the party obligated to indemnify (the "Indemnifying Party") of any loss for which the Indemnified Party seeks indemnification; (ii) cooperate fully with the Indemnifying Party and its legal representatives in the investigation of any matter the subject of indemnification; (iii) permit the Indemnifying Party full control over the defense and settlement of any matter subject to indemnification; and (iv) not unreasonably withhold its approval of the settlement of any claim, liability or action by the Indemnifying Party covered by this indemnification provision.

9.     REPRESENTATIONS AND WARRANTIES.

         9.1  Each party hereby represents and warrants

        9.1.1  No Conflicting Agreements. Both parties warrant that they have no agreements with any third party or commitments or obligations which conflict in any way with their obligations under this Agreement. Neither Party will enter into during the term of this Agreement any agreement, commitment or obligation in conflict with its obligations under this Agreement.

        9.1.2  Corporate Power. Such party is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

        9.1.3  Binding Agreement. This Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any, law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

         9.2  By SMTLLC.

        9.2.1  As of the Effective Date, SMTLLC hereby represents and warrants that to the best of its knowledge there do not exist any patents or pending patent applications owned or controlled by SMTLLC other than the SMTLLC Patents, which would be infringed by the practice of the SMTLLC Technology or which would otherwise prevent the practice of any Valid Claim. The parties agree and acknowledge that if such patents or patent applications owned or controlled by SMTLLC are subsequently found to have existed prior to the Effective Date, or during the Term with respect to the SMTLLC Patents granted hereunder, SMTLLC shall grant to DexCom a fully paid-up, royalty-free, exclusive, worldwide license to such patents and/or patent applications, to the extent necessary or useful for the practice of the SMTLLC Technology.

        9.2.2  SMTLLC represents, warrants and covenants to DexCom that: (i) it is the owner of all right, title and interest in and to the SMTLLC Technology and the Marks; (ii) it has not granted any license under the SMTLLC Technology in the Field of Use, except to DexCom. pursuant to this Agreement, and is under no obligation to grant any such license; (iii) there are no outstanding liens, encumbrances, agreements or understandings of any kind, whether written, oral or implied, regarding the SMTLLC Technology which are in conflict with any provision of this Agreement; (iv) no patent or patent application within the SMTLLC Technology or any SMTLLC Patent is the subject of any pending interference, opposition, cancellation or other protest proceeding in the United States; (v) there have been no legal proceedings (including but not limited to requests for reexamination or motions for summary judgement) questioning or bringing at issue in any way the validity of any SMTLLC Patent in the United States; and (vi) to the best of SMTLLC's knowledge, the practice or use of the SMTLLC Technology by DexCom as authorized herein will not infringe any Third Party Intellectual Property Rights in the United States.

        9.2.3  SMTLLC represents, warrants and covenants to DexCom that: (i) no patent or patent application within the SMTLLC Technology or any SMTLLC Patent is the subject of any pending interference, opposition, cancellation or other protest proceeding outside the United States; (ii) there have been no legal proceedings (including but not limited to requests for reexamination or motions for summary judgement) questioning or bringing at issue in any way the validity of any SMTLLC Patent outside the United States; and (iii) to the best of SMTLLC's knowledge, the practice or use of the SMTLLC Technology by DexCom as authorized herein will not infringe any Third Party Intellectual Property Rights outside the United States.

10.   LIMITATION OF LIABILITY.

       10.1  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT;

       10.2  OTHER THAN WITH RESPECT TO A PARTY'S LIABILITY FOR BREACH OF SECTION 5 OR PARTY'S INDEMNIFICATION OBLIGATION UNDER SECTION 8, EACH PARTY'S AGGREGATE LIABILITY IN CONNECTION WITH THE SMTLLC TECHNOLOGY, THE LICENSED PRODUCTS, THE REPORTABLE PRODUCTS OR OTHERWISE OUT OF THIS AGREEMENT, WILL BE LIMITED TO THE AGGREGATE AMOUNT ACTUALLY PAID BY DEXCOM TO SMTLLC HEREUNDER.

11.   MISCELLANEOUS PROVISIONS.

       11.1  Choice of Law; Jurisdiction and Venue. This Agreement is made in accordance with and shall be governed, construed and enforced solely and exclusively in accordance with the laws of the State of

California, without regard to conflicts of law rules. In any legal action relating to this Agreement, each party agrees: (a) to the exercise of jurisdiction over it by a state court in San Diego County, California or a federal court in the Southern District of California; and (b) that if such party brings an action it shall be instituted in one of the courts specified in subsection (a) above.

       11.2  Insurance. DexCom shall purchase and maintain in effect throughout the Term a policy of products liability insurance covering all claims with respect to Licensed Products and Reportable Products manufactured or Sold within the term of any license granted hereunder, which policy shall be for [*****] coverage, or shall change from time to time but be in the same comparable form and coverage as the foregoing policy. DexCom shall furnish a certificate of such insurance to SMTLLC on or before the date of the first Sale or use of Licensed Products.

       11.3  Patent Marking. To the extent required by applicable law, DexCom shall mark all Licensed Products or Reportable Products or their container in accordance with the patent marking laws of the country in which such Licensed Products or Reportable Products are manufactured, used or sold.

       11.4  Registered Trademark Markings. DexCom will utilize the registered trademark of [*****]® (the "Marks") when referring to the [*****] which results through use of SMTLLC Patents or Licensed Know-How, and SMTLLC hereby grants to DexCom a fully paid-up, royalty-free, worldwide right and license under the Marks in connection with such utilization. SMTLLC shall have the right to insure proper quality control is performed by DexCom in connection with all goods bearing the [*****]® trademark, and shall also have the right to insure that all uses of such mark are made in accordance with applicable trademark law. All uses of the [*****]® trademark by DexCom shall inure to the benefit of SMTLLC.

       11.5  Relationship of the Parties. The relationship between the parties is that of independent contractors, and nothing in this Agreement shall be construed to constitute the parties as principal and agent, employer and employee, partners, joint venturers, co-owners, agents or otherwise as participants in a joint undertaking. Neither party has authority to bind the other.

       11.6  Tax Withholding. In the event that DexCom is required to withhold taxes imposed upon SMTLLC for any payment under this Agreement by virtue of the statutes, laws, codes or governmental regulations of a country in which Licensed Products, Reportable Products, or Future Products are sold, then such payments will be made by DexCom on behalf of SMTLLC by deducting them from the payment then due SMTLLC and remitting such taxes to the proper authorities on a timely basis, and the payments provided for under this Agreement will be adjusted appropriately, provided that DexCom supplies SMTLLC with official documentation and/or tax receipts for such withholdings supporting such taxes and such payments as may be required by SMTLLC for its tax records on or before the date on which such payment is due SMTLLC under this Agreement.

       11.7  Force Majeure. Nonperformance of either party will be excused to the extent that performance is rendered impossible by strike, fire, flood, power outages, governmental acts or orders or restrictions, or any other reason where failure to perform is beyond the reasonable control of and is not caused by the negligence of the non-performing party.

       11.8  Assignment. Neither party shall assign or delegate this Agreement, in whole or in part, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, provided, however, that DexCom may assign this Agreement to a parent, subsidiary, or successor-in-interest to its business (whether by merger, acquisition, consolidation, or sale of substantially all of its shares or assets), provided that the assignee agrees to the terms and conditions herein. Any permitted assignment will not expand the scope of the licenses granted herein. Any attempted assignment or delegation in violation of the preceding will be null and void. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the parties and their respective successors and permitted assigns.

       11.9  Public Announcements. If either party desires to, or is required by law to, make a public announcement concerning the Agreement or the subject matter hereof, such party will give reasonable prior advance notice of the proposed text of such announcement to the other party for its review and approval. Except as defined within this agreement as Confidential Information, neither party will withhold this approval unnecessarily.

     11.10  Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally or by facsimile transmission (receipt verified), or sent by express courier service, to the parties at the following addresses (or at such other address for a party as will be specified by like notice; provided, that notices of a change of address will be effective only upon receipt thereof):

        If to SM TECHNOLOGIES, LLC (SMTLLC)

    SM TECHNOLOGIES, LLC. (SMTLLC)
    attn: Manager
    3190 Chula Vista Circle
    Salt Lake City, Utah 84121

        If to DexCom, addressed to:

    DexCom Inc.
    attn: Chief Executive Officer
    6725 Mesa Ridge Rd., suite 100
    San Diego, California 92121
    [*****]

     11.11  Amendment. No amendment, modification or supplement of any provision of the Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each party.

     11.12  Waiver. No provision of the Agreement unless such provision otherwise provides will be waived by any act, omission or knowledge of a party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving party.

     11.13  Survival. In the event of termination of this Agreement, Sections, 4.7 (for a period of two (2) years), 5, 7.4, 7.5, 8, 9, 10, and 11 shall survive.

     11.14  Severability. Whenever possible, each provision of the Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement.

     11.15  Entire Agreement. This Agreement constitutes the complete, final and exclusive understanding and agreement of the parties and cancels and supersedes any and all prior or contemporaneous negotiations, correspondence, understandings and agreements, whether oral or written, between the parties respecting the subject matter thereof.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

DEXCOM, INC.		SM TECHNOLOGIES, LLC
By:	/s/ JOHN F. BURD	By:	/s/ [*****]
Name: John F. Burd		Name: [*****]
Title: Chief Executive Officer		Title: Manager

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  Exhibit 10.09
EXCLUSIVE PATENT LICENSE AGREEMENT